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For Immediate Release

Cadence Moves Forward with Ambit Merger

Combination Capitalizes on Critical Technologies for SOC Design Flow

San Jose, CA -- September 30, 1998 -- Cadence Design Systems, Inc. announced today the consummation of its merger with Ambit Design Systems, Inc. in a move that immediately results in the first complete front-to-back flow for system-on-a-chip (SOC) design. The merger will address one of the most critical aspects of next-generation electronic product design: integration of advanced logic synthesis technology with physical design software, which enables the accurate implementation of very large, complex devices using the latest deep submicron process technologies.

With the completion of the merger, the two companies can immediately focus on enhancing the interoperability between their respective market-leading tools. These tools fit within a fully integrated flow beginning at the architectural level of design using the Cadence system design tools and continuing down through the last physical steps of place-and-route and verification.

"SOC design is not about point tools, and it mandates some fundamental re-tooling of electronic design automation technology to deal with unique and, in many cases, unprecedented requirements," said Jack Harding, president and CEO of Cadence. "With the integration of Ambit into the Cadence software and services portfolio, we've got all the pieces assembled and the know-how to put together world-class SOC flows for our customers."

Ambit has been working with Cadence since last November both as an OEM partner and as a supplier of technology to the Cadence Design Services Group. "We have gained an appreciation of the potential benefits of this merger. The technical and cultural synergies between Cadence and Ambit provide a very solid foundation for developing the best solutions for SOC design today and tomorrow," said Prakash Bhalerao, president and CEO of Ambit. "I am confident that the Cadence/Ambit merger will have an immediate, positive impact on the productivity of designers, particularly those transitioning to new deep submicron technologies."

The U.S. Federal Trade Commission and Department of Justice granted early termination on September 23, 1998 under the Hart-Scott Rodino Antitrust Improvements Act. Pursuant to the merger agreement, Cadence will pay $260 million in cash and the transaction will be accounted for under the purchase method of accounting. As a result of the merger, Ambit will be a wholly-owned subsidiary of Cadence.

The matters discussed in this news release involve forward looking statements, and actual results may differ materially from those discussed. Additional information concerning factors that could cause such a difference can be found in the Company's SEC reports, including the reports on Form 10-K for the year ended January 3, 1998 and Form 10-Q for the periods ended April 4, and July 4, 1998.

About Cadence

Cadence Design Systems, Inc. provides comprehensive services and software for the product development requirements of the world's leading electronics companies. Cadence is the largest supplier of software products, consulting services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronic-based products. With more than 4,400 employees and 1997 annual sales of $916 million, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif. and traded on the New York Stock Exchange

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under the symbol CDN. More information about the company, its products and services may be obtained from the World Wide Web at http://www.cadence.com.

Cadence is a registered trademark, and the Cadence logo is a trademark of Cadence Design Systems, Inc. All others are of their holders.

For more information, contact:

Laurel (Laurie) Stanley
Cadence Design Systems, Inc.
408-428-5019
las@cadence.com